Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

RICHARD H. BUENTING

FISHER SAND & GRAVEL CO.

THOMAS FISHER

&

STERLING CONSTRUCTION COMPANY, INC.

Dated as of October 31, 2007

TABLE OF CONTENTS

Certain Terms	1

Purchase and Sale of RHB LLC and RHB Inc.	1
Basic Transaction	1
The Purchase Price and the Closing Purchase Price	1
Post-Closing Adjustments	2
The Working Capital Adjustment	2
The Accounts Receivable Adjustment	3
Un-booked Claims	4
Put and Call Option	4
Employees	5

The Closing	5
Deliveries at the Closing	5

Conditions to Obligation to Close	5
Conditions to SCC's Obligation to Close	5
Conditions to the Sellers' Obligation to Close	7

Post-Closing Covenants	8
General	8
Litigation Support	8
Transition	8
Confidential Information	8
Covenant Not to Compete	9
Books and Records	10
Covenant Not to Solicit RHB LLC Employees	10
Bond Credit	10
Employee Bonuses	10

Post-Closing Tax Matters	10
Tax Indemnification	10
Straddle Period	11
Responsibility for Filing Tax Returns	11
Cooperation on Tax Matters	11

Representations and Warranties of SCC	12
Organization of SCC	12
Authorization of the Transaction	12
Non-Contravention	12
Brokers' Fees	12
Investment	12

Representations and Warranties of FSG and Mr. Fisher.	12
Organization	12
Authorization of the Transaction	12
Non-Contravention	13

Representations and Warranties of the Sellers	13
Representations and Warranties of FSG, Mr. Fisher and Mr. Buenting	13
Brokers' Fees	13
RHB LLC Members' Interests	13
RHB Inc. Capital Stock	13
Representations and Warranties of Mr. Buenting	13

Representations and Warranties of the Sellers Concerning RHB LLC and RHB Inc.	14
Organization, Qualification, and Power	14
Capitalization	15
Non-Contravention	15
Title to Assets	16
Subsidiaries	16
Financial Statements	16

(i)

Events Subsequent to June 30, 2007	16
Undisclosed Liabilities	18
Legal Compliance	18
Tax Matters	18
Real Property	20
Intellectual Property	23
Tangible Assets	23
Inventory	23
Contracts	23
Delivery of Agreements	24
Notes and Accounts Receivable	24
Powers of Attorney	24
Insurance	24
Litigation	25
Warranty	25
Product Liability	25
Employees	25
Employee Benefits	26
Guaranties	28
Environmental, Health, and Safety Matters	28
Certain Business Relationships with RHB LLC	29
Customers and Suppliers	29
Disclosure	30

Survival of Representations and Warranties	30

The Parties' Indemnities	30
The Sellers' Indemnity	30
SCC's Indemnity	31
FSG's Indemnity	31
Mr. Buenting's and Mr. Fisher's Indemnities	31
Threshold and Limitation of Indemnities	31
Claims Procedure	32
Defense of Third-Party Claims	32
Insurance Proceeds	34
Subrogation Rights	34
Recoupment from the Escrow	34
Other Indemnification Provisions	34

Termination	34
Effect of Termination	35

Notices	35

Nature of the Sellers' Obligations	36

Other Terms and Conditions	36
Payments	36
Public Announcements	36
No Third-Party Beneficiaries	36
Succession and Assignment	36
Amendments	37
Waivers	37
Severability	37
Expenses	37
Construction	37
Specific Performance	38
Governing Law	38
Submission to Jurisdiction	38
Entire Agreement	38
Counterparts	38

(ii)

PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is entered into as of the 31st day of October, 2007 by and among Richard H. Buenting ("Mr. Buenting;") and Fisher Sand & Gravel Co., a North Dakota corporation ("FSG") as sellers, and Sterling Construction Company, Inc., a Delaware corporation ("SCC") as the buyer.  Mr. Buenting and FSG are sometimes referred to collectively as the "Sellers."  SCC and the Sellers are sometimes referred to in this Agreement together as the "Parties" and individually as a "Party."  Thomas Fisher, the controlling stockholder of FSG ("Mr. Fisher") is a party to this Agreement and is included in the terms Party and Parties only in the provisions hereof in which he is mentioned or otherwise stated to be a Party.

Background

Mr. Buenting and FSG each own one-half of the members' interests in Road and Highway Builders, LLC, a Nevada limited liability company ("RHB LLC") and one-half of the outstanding capital stock of Road and Highway Builders Inc., a Nevada corporation ("RHB Inc.") RHB LLC and RHB Inc. are sometimes referred to together as "RHB" with the intended result that a statement, representation and warranty or covenant of, or concerning, RHB shall be deemed to refer to each of RHB LLC and RHB Inc.

This Agreement contemplates a transaction in which SCC or one or more of its affiliated assignees will purchase from the Sellers, and the Sellers will sell to SCC in the aggregate, 91.67% of the outstanding members' interests in RHB LLC and all of the outstanding capital stock of RHB Inc.

In consideration of the foregoing recitals, the mutual promises made in this Agreement, and the representations, warranties, and covenants made and agreed to by the Parties, the Parties agree as follows.

1.	Certain Terms. Certain capitalized terms used in this Agreement that are not defined elsewhere herein are defined in Exhibit A to this Agreement.

2.	Purchase and Sale of RHB LLC and RHB Inc.

2.1.	Basic Transaction. On and subject to the terms and conditions of this Agreement —

2.1.1.	SCC agrees to purchase from FSG, and FSG agrees to sell to SCC 100% of FSG's RHB LLC member's interest and 100% of the capital stock of RHB Inc. owned by FSG; and

2.1.2.	SCC agrees to purchase from Mr. Buenting and Mr. Buenting agrees to sell to SCC 83.34% of his member's interest in RHB LLC and 100% of the capital stock of RHB Inc. owned by Mr. Buenting;

in each case for the consideration specified below in this Section 2.

2.2.	The Purchase Price and the Closing Purchase Price

2.2.1.
Subject to the deductions and adjustments provided herein, SCC agrees to pay an aggregate purchase price of fifty-three million dollars (the "Purchase Price") to the Sellers for their aggregate 91.67% members' interests in RHB LLC and all of the outstanding capital stock of RHB Inc.

2.2.2.	Twenty-nine million dollars of the Purchase Price shall be paid to FSG for its entire RHB LLC member's interest and all of the shares of capital stock of RHB Inc. owned by FSG.

2.2.3.	Twenty-four million dollars of the Purchase Price shall be paid to Mr. Buenting for 83.34% of his RHB LLC member's interest and for all of the shares of capital stock of RHB Inc. held by Mr. Buenting.

2.2.4.
The aggregate amount of the Purchase Price to be paid at the Closing (the "Closing Purchase Price") shall be the Purchase Price reduced by the following amounts, which amounts shall be deducted in equal amounts from the cash consideration otherwise payable to FSG and Mr. Buenting at the Closing:

(a)
Five million three hundred thousand dollars (the "Escrow Amount,") which shall be paid to Comerica Bank as escrow agent (the "Escrow Agent") for deposit into an escrow account.  The Escrow Amount plus the interest and dividends earned thereon will be available to satisfy any amounts owed by the Sellers to SCC under the terms of this Agreement and the Escrow Agreement set forth in Exhibit B to this Agreement;

(b)
The value of any equipment listed in SCC's appraisal performed by Valuation Technology, Incorporated and dated September 24, 2007 (the "Appraisal") that is not still owned or leased by RHB LLC at the Closing to the extent that the net book value of such equipment exceeds one hundred thousand dollars in the aggregate; and

(c)
The amount by which, if any, the working capital of RHB LLC as of the Most Recent Fiscal Month End (the "Most Recent Working Capital") is less than the MR Working Capital Commitment.  The term "MR Working Capital Commitment" means an amount equal to four million dollars less all capital expenditures made by RHB LLC after July 31, 2007.

2.2.5.
If at the Closing, any amount of the promissory note due RHB LLC from FSG, or any other amounts due RHB LLC or RHB Inc. from Mr. Fisher, FSG or Mr. Buenting remain outstanding, such amounts shall either be repaid to RHB LLC as part of the Closing or, in the case of amounts owed by Mr. Fisher and/or FSG, shall be deducted at the Closing from the consideration payable by SCC to FSG, and in the case of Mr. Buenting, shall be deducted at the Closing from the consideration payable to him.

2.2.6.	SCC shall pay to FSG the portion of the Closing Purchase Price payable to FSG in cash.

2.2.7.
SCC shall pay one million dollars of the portion of the Closing Purchase Price payable to Mr. Buenting in the form of shares of the common stock of SCC, par value $0.01 per share (the "Shares") and shall pay the balance thereof in cash.  The number of Shares issuable to Mr. Buenting under this Subsection 2.2.7, shall be one million divided by the simple average of the closing prices of a share of SCC's common stock (rounded up to the nearest whole share) on the NasdaqGS on the ten consecutive trading days ending on the fifth trading day prior to the Closing Date, counting the Closing Date as day one.  By way of example, if the Closing Date is October 31, 2007, the fifth trading day prior thereto will be October 25, 2007.

2.2.8.
It is understood and agreed by the Parties that prior to the Closing, RHB LLC shall have transferred the real property located at 2640 and 2660 N. Las Vegas Blvd., Las Vegas, Nevada to both Mr. Buenting and FSG in such form and such manner as they shall agree.

2.3.
Post-Closing Adjustments.  After the Closing, the Working Capital Adjustment described in Subsection 2.3.1, below and the Accounts Receivable Adjustment described in Subsection 2.3.2, below shall each be made within ten days after the amount thereof, if any, has been finally determined and shall not be subject to the indemnity threshold referred to in Subsection 12.5, below.

2.3.1.
The Working Capital Adjustment.  As soon as practicable after the Closing Date, but not more than sixty days after the Closing Date, FSG shall cooperate and assist RHB LLC in preparing and shall deliver to SCC an unaudited balance sheet, statement of income, members' equity and cash flow of RHB LLC as of and for the period ending on the Closing Date, all of such statements to be prepared in accordance with GAAP on a basis consistent with the Financial Statements referred to, and defined in, Subsection 10.8, below (the "Closing Financial Statements.")  The Closing Financial Statements shall contain an accrual for the payment of bonuses to the employees of FSG and RHB LLC in the amount of two million five hundred thousand dollars, of which five hundred thousand dollars shall be payable to the employees of FSG and two million shall be payable to the employees of RHB LLC (other than Mr. Buenting.)

Purchase Agreement

(a)
Within thirty days after the delivery of the Closing Financial Statements to SCC, SCC may deliver written notice to the Sellers of any objections and the basis therefor, that SCC may have to the Closing Financial Statements (the "Protest Notice.")  SCC's failure to deliver a Protest Notice within the prescribed time period will constitute SCC's acceptance of the Closing Financial Statements as prepared by FSG and RHB LLC.

(b)
If SCC and the Sellers are unable to resolve any disagreement with respect to the Closing Financial Statements within twenty days following the Sellers' receipt of SCC's Protest Notice, then the items in dispute will be referred, together with a written statement of each Party as to its position on any matters in dispute regarding the Closing Financial Statements, to Moss Adams LLP (the "Dispute Accountant") for determination.  The determination of the Dispute Accountant (the "Determination") shall be in writing and shall be delivered to the Parties, who shall then have ten days after the receipt of the Determination to request in writing (with a copy to all other Parties) a reconsideration thereof by the Dispute Accountant.  If no Party requests a reconsideration within the ten–day period, the Determination shall become final and binding on the Parties.  If any Party requests a reconsideration, the Dispute Accountant’s determination after such reconsideration shall be final and binding on the Parties.  The Dispute Accountant shall be instructed to, and shall, (i) limit its determination only to the items in dispute; (ii) make its determination as to each such item based upon the terms and provisions of this Agreement; (iii) not assign a value to any item greater than the higher value for such unresolved item claimed by either SCC or the Sellers or less than the lower value for such item claimed by either SCC or the Sellers.  The fees and expenses of the Dispute Accountant shall be shared equally by the Parties.

(c)
When the working capital of RHB LLC as of the Closing Date as shown in the Closing Financial Statements (the "Closing Working Capital") has been finally determined either by agreement of the Parties or pursuant to the determination of the Dispute Accountant —

(i)
If the Closing Working Capital is equal to or greater than the Closing Working Capital Commitment (which shall mean an amount equal to four million dollars less (A) all capital expenditures made by RHB LLC after July 31, 2007 and (B) one million two hundred fifty thousand dollars), SCC shall reimburse to FSG and Mr. Buenting in equal shares the reduction, if any, of the Purchase Price made at the Closing pursuant to Subsection 2.2.4(c), above.

(ii)
If the Closing Working Capital is less than the Closing Working Capital Commitment, but greater than the Most Recent Working Capital, SCC shall reimburse to FSG and Mr. Buenting in equal shares the difference between the Closing Working Capital and the Most Recent Working Capital.

(iii)
If the Closing Working Capital is less than the Closing Working Capital Commitment and less than the Most Recent Working Capital, FSG and Mr. Buenting shall each pay to SCC one-half of the difference between  the Most Recent Working Capital and the Closing Working Capital.

2.3.2.
The Accounts Receivable Adjustment.  After the Closing, SCC shall cause RHB LLC to take all legally-permissible actions as are or may become necessary to collect the accounts receivable on the books of RHB LLC as of the Closing Date.  Only for purposes of any adjustment pursuant to this Subsection 2.3.2, so-called contract retentions shall not be considered accounts receivable.  RHB LLC shall not agree with any customer to the reduction or compromise of any amounts that were due to RHB LLC at or prior to the Closing without the Sellers' prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  All Accounts Receivable that are included in the Closing Working Capital, but are not collected by RHB LLC within one hundred twenty days following the Closing Date are referred to as the "Delinquent Accounts."  If the Delinquent Accounts exceed the reserve for bad debts on RHB LLC's books as of the Closing Date, each of FSG and Mr. Buenting shall pay to SCC one-half of such excess.

Purchase Agreement

2.4.
All of the foregoing adjustments shall be deemed adjustments to the Purchase Price.  No adjustment to the purchase price shall be made under one of the foregoing adjustment provisions if such adjustment has already been made under another of the adjustment provisions.  References to amounts as of or at the Closing Date in Subsection 2.3, above, shall mean such amounts as shown in the Closing Financial Statements as finally determined.

2.5.
Un-booked Claims.  One-third of all claims against RHB LLC's customers and one-third of all money judgments of RHB that are collected by RHB LLC after the Closing Date and before 5:00 p.m. Pacific Time on the third anniversary of the Closing Date that were not reflected in the Closing Financial Statements shall be paid by RHB LLC to each of FSG, Mr. Buenting and SCC.  SCC and RHB LLC shall use reasonable diligence in collecting all such claims and judgments, although in no event shall either SCC or RHB LLC be required to file suit for the collection thereof.  SCC or RHB LLC shall advise FSG from time to time of the progress being made in such collection efforts.

2.6.	Put and Call Option.

2.6.1.
Within the sixty-day period following the filing by SCC of its Annual Report on Form 10-K for the calendar year ended December 31, 2010 (the "Put-Call Period") Mr. Buenting shall have the option to require SCC to purchase (the "Put,") and SCC shall have the option to require Mr. Buenting to sell (the "Call,") Mr. Buenting's remaining 8.33% member's interest in RHB LLC for a total price equal to 8.33% of the product of six times the simple average of the annual EBITDA of RHB LLC for the calendar years 2008, 2009 and 2010.

2.6.2.	For purposes of the foregoing, "EBITDA" means the net income of RHB LLC and its consolidated subsidiaries for a given fiscal year determined in accordance with GAAP —

(a)	Plus:	Interest expense for the period.

(b)	Plus:	Depreciation and amortization expense for the period.

(c)	Plus:	Federal and state income tax expense incurred for the period, if any.

(d)	Plus:	Extraordinary items for the period, if any, to the extent they are negative.

(e)	Minus:	Extraordinary items for the period, if any, to the extent they are positive.

(f)	Minus:	Any amounts paid to Mr. Buenting pursuant to Subsection 2.5, above, that are included in the above calculation of RHB LLC's EBITDA.

2.6.3.
The exercise by Mr. Buenting of the Put and the exercise by SCC of the Call must be made before 5:00 p.m. Central Time on the last day of the Put-Call Period by delivery of a written notice of exercise to the other in accordance with Section 14, below.

2.6.4.
During the period from the Closing through the expiration of the Put-Call Period, Mr. Buenting, as a continuing member of RHB LLC shall be entitled to receive a distribution of 8.33% of RHB LLC's net income on a pre-federal-income-tax basis.  Distributions will be made annually after the completion of the audit of SCC's financial statements for a given year, or in the case of a partial year, after the filing of SCC's Quarterly Report on Form 10-Q for the quarter during which Mr. Buenting is entitled under this section to receive such income.

2.6.5.
In the event that Mr. Buenting dies or becomes permanently disabled prior to 2010, he or his personal representative, as the case may be, shall have the right to exercise the Put by giving written notice thereof to SCC within the sixty-day period following the filing by SCC of its Annual Report on Form 10-K for the calendar year in which Mr. Buenting became permanently disabled or died.  In that event, the purchase price shall be computed from the formula described in Subsection 2.6.1, above, except that the EBITDA portion of the formula shall be RHB LLC's EBITDA for the full calendar year or years between December 31, 2007 and December 31 of the year in which Mr. Buenting became permanently disabled or died.

Purchase Agreement

2.6.6.	At the Closing, the operating agreement of RHB LLC shall be revised, among other things, to include the terms of the Put and the Call.

2.7.
Employees.  SCC anticipates that it will retain RHB LLC’s existing management team as well as the bulk of RHB LLC’s other employees with compensation and benefit packages substantially similar to RHB LLC’s current ones.

3.
The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 commencing at 9:00 a.m. local time on the date of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby other than conditions with respect to actions the Parties will take at the Closing itself, or such other date as the Parties may agree (the "Closing Date.")  The Closing shall be deemed to have taken place at 12:00 midnight on the Closing Date.

3.1.	Deliveries at the Closing. At the Closing —

3.1.1.	Sellers' Certificates. The Sellers will deliver to SCC the various certificates, agreements, instruments, and documents referred to in Subsection 4.1, below;

3.1.2.	SCC's Certificates. SCC will deliver to the Sellers the various certificates, agreements, instruments, and documents referred to in Subsection 4.2, below;

3.1.3.
Assignment of FSG's Interest.  FSG will deliver to SCC a certificate or other tangible evidence of all of its RHB LLC member's interest, and all of its shares of the capital stock of RHB Inc., in each case endorsed in blank or accompanied by duly executed assignment documents;

3.1.4.
Assignment of Mr. Buenting's Interest.  Mr. Buenting will deliver to SCC a certificate or other tangible evidence of 83.34% of his RHB LLC member's interest and all of his shares of the capital stock of RHB Inc., in each case endorsed in blank or accompanied by duly executed assignment documents;

3.1.5.
Escrow Agreement.  Each of the Sellers will deliver to SCC and the Escrow Agent, and SCC shall deliver to each of the Sellers an executed copy of the Escrow Agreement in the form set forth in Exhibit B.

3.1.6.	RHB LLC Operating Agreement. Mr. Buenting will deliver to SCC and SCC will deliver to Mr. Buenting an executed copy of the revised operating agreement for RHB LLC in the form set forth in Exhibit C;

3.1.7.
Employment Agreement.  Mr. Buenting will deliver to SCC and SCC will deliver to Mr. Buenting an executed copy of Mr. Buenting's employment agreement in form and substance that is satisfactory to Mr. Buenting and SCC.

3.1.8.	Payment of the Purchase Price. SCC will deliver to each Seller and the Escrow Agent the consideration in accordance with Subsection 2.2, above.

4.	Conditions to Obligation to Close.

4.1.	Conditions to SCC's Obligation to Close. SCC's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

Purchase Agreement

4.1.1.
Representations and Warranties.  The representations and warranties set forth in Section 8, Section 9 and Section 10, below, shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are themselves qualified by the word "material" or relate to a Material Adverse Effect or a Material Adverse Change (collectively, "Materiality Qualifiers") in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

4.1.2.
Compliance with Covenants.  The Sellers shall have performed and complied with all of their covenants hereunder (including the execution and delivery of the agreements and documents to be executed by them as set forth in Subsection 3.1, above) in all material respects through the Closing, except to the extent that such covenants are themselves subject to Materiality Qualifiers, in which case the Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

4.1.3.	Consents. RHB LLC shall have procured all necessary third-party consents and shall remain pre-qualified on an unlimited basis to bid on and perform Nevada Department of Transportation contracts.

4.1.4.
No Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would —

(a)	Prevent consummation of any of the transactions contemplated by this Agreement;

(b)	Cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(c)	Adversely affect the right of SCC to own all the members' interests in RHB LLC, to own all of the outstanding shares of capital stock of RHB Inc., or to control RHB LLC or RHB Inc.; or

(d)	Adversely affect the right of RHB to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.)

4.1.5.
Sellers' Certificate.  The Sellers shall have delivered to SCC a certificate to the effect that each of the conditions specified in Subsection 4.1.1 through Subsection 4.1.4, above, is satisfied in all respects;

4.1.6.	FSG's Release. SCC shall have received written evidence of the release of RHB LLC and Mr. Buenting from any and all guarantees or warranties of any of FSG's debts or other obligations;

4.1.7.	Opinions. SCC shall have received from counsel to the Sellers an opinion addressed to SCC dated as of the Closing Date in form and substance reasonably satisfactory to SCC and its counsel;

4.1.8.
Estoppel Certificates.  The Sellers shall have obtained and delivered to SCC an estoppel certificate with respect to each of the Leases, dated no more than thirty days prior to the Closing Date, from the other party to such Lease, in form and substance reasonably satisfactory to SCC;

4.1.9.
No Damage.  No damage or destruction or other change shall have occurred with respect to any of the premises used by RHB LLC or RHB Inc. or any portion thereof that, individually or in the aggregate, would materially impair its use or occupancy or the operation of their businesses as currently conducted thereon;

4.1.10.
Certified Charters.  The Sellers shall have delivered to SCC a copy of the charter of each of FSG, RHB LLC and RHB Inc. certified on or within five days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's incorporation or formation;

Purchase Agreement

4.1.11.
Good Standing Certificates.  The Sellers shall have delivered to SCC a certificate of good standing of each of FSG, RHB LLC and RHB Inc. issued on or within seven days before the Closing Date by the Secretary of State or comparable officer of the jurisdiction of each such Person's organization, and in the case of RHB LLC and RHB Inc., of each jurisdiction in which they are qualified to do business;

4.1.12.
Secretary's Certificates.  The Sellers shall have delivered to SCC a certificate of the secretary or comparable officer of each of FSG, RHB LLC and RHB Inc. dated the Closing Date, in form and substance reasonably satisfactory to SCC;

4.1.13.
Financial Statements.  The Sellers shall have delivered to SCC the financial statements referred to in Subsection 10.8.2, below, together with evidence of the review thereof by McGladrey & Pullen LLP; and

4.1.14.
All actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to SCC.

SCC may waive any condition specified in this Subsection 4.1 if it executes a writing so stating at or prior to the Closing.

4.2.
Conditions to the Sellers' Obligation to Close.  The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

4.2.1.	Representations and Warranties. The representations and warranties set forth in Section 7, below, shall be true and correct in all material respects at and as of the Closing Date;

4.2.2.
Compliance with Covenants.  SCC shall have performed and complied with all of its covenants hereunder (including the execution and delivery of the agreements and documents to be executed by them as set forth in Subsection 3.1, above) in all material respects through the Closing, except to the extent that such covenants themselves are subject to Materiality Qualifiers, in which case SCC shall have performed and complied with all of such covenants in all respects through the Closing;

4.2.3.
No Litigation.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would —

(a)	Prevent consummation of any of the transactions contemplated by this Agreement; or

(b)	Cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.)

4.2.4.
Officer's Certificate.  SCC shall have delivered to the Sellers a certificate to the effect that each of the conditions specified in Subsection 4.2.1 through Subsection 4.2.3, above, is satisfied in all respects;

4.2.5.
Replacement of Bonds.  SCC shall have arranged for replacement of construction bonds maintained on behalf of RHB LLC prior to the Closing by SCC's own bonding Company to the extent reasonably satisfactory to all Parties;

4.2.6.	Opinion. The Sellers shall have received from counsel to SCC an opinion addressed to each of the Sellers dated as of the Closing Date in form and substance reasonably satisfactory to the Sellers;

4.2.7.
Consideration.  FSG shall have received from SCC the cash consideration payable to it pursuant to Subsection 2.2, above, and Mr. Buenting shall have received from SCC the cash consideration payable, and a certificate representing the Shares issuable, to him pursuant to Subsection 2.2, above; and

Purchase Agreement

4.2.8.
All actions to be taken by SCC in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Subsection 4.2 if they execute a writing so stating at or prior to the Closing.

5.	Post-Closing Covenants. Each Party, which for purposes of this Section 5 includes Mr. Fisher, agrees as follows with respect to the period following the Closing:

5.1.
General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 12, below).  The Sellers acknowledge and agree that from and after the Closing, SCC will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to RHB LLC and RHB Inc.

5.2.
Litigation Support.  In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving RHB LLC or RHB Inc., each of the other Parties will cooperate with it or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 12, below).

5.3.
Transition.  None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of RHB LLC or RHB Inc. from maintaining the same business relationships with RHB LLC and/or RHB Inc. after the Closing as it maintained with them prior to the Closing.  Each of the Sellers will refer all customer inquiries relating to the business of RHB LLC and/or RHB Inc. to RHB LLC from and after the Closing.

5.4.
Confidential Information.  The Parties entered into a binding agreement to protect the exchange of Confidential Information by the Parties prior to the date hereof as part of a letter of intent (the "NDA.")  The Parties wish to continue the protections afforded by the NDA in this Agreement by superseding the NDA with the provisions in this Subsection 5.4.  Accordingly all Confidential Information that was or is disclosed by one Party to the other from and after the date of their first discussions concerning the possible acquisition by SCC of RHB LLC; all Confidential Information disclosed in the course of the Parties working together under this Agreement; and all Confidential Information disclosed pursuant to Subsection 5.1 or Subsection 5.2, above, shall be governed by the following provisions.

5.4.1.
For a period of four years after the Closing Date, each Party in its capacity as a Party receiving Confidential Information (the "receiving Party") of another Party (the "disclosing Party") agrees on behalf of itself and its principals, partners, directors, officers, employees and advisors (collectively for purposes of this Subsection 5.4, "Representatives") that without the prior written approval of the disclosing Party, it will not —

Purchase Agreement

(a)
Use the disclosing Party's Confidential Information for its own benefit, except in connection with the transactions and the performance of its obligations contemplated by this Agreement, or in the case of Mr. Buenting, also except in his capacity as an employee of RHB LLC;

(b)	Use the disclosing Party's Confidential Information for any other Person's benefit for any reason; or

(c)
Disclose the disclosing Party's Confidential Information to any Person other than to those Representatives of the receiving Party with a need to know the information in connection with the transactions and the performance of obligations contemplated by this Agreement.

5.4.2.
It is understood and agreed, however, that from and after the Closing, all RHB LLC's and RHB Inc.'s Confidential Information shall be deemed to be and shall become the Confidential Information of SCC and shall be deemed for purposes of this Subsection 5.4 to have been received from RHB LLC, RHB Inc. and SCC.

5.4.3.
The obligation of confidentiality in this Subsection 5.4 shall not relate to any information (a) that is or becomes publicly known through no act or fault of the receiving Party; (b) that is received by a Party from a third party (without a breach by such third party of any non-disclosure or confidentiality agreement) with no restrictions as to its further disclosure; or (c) that is required to be disclosed pursuant to applicable law, a court order, a judicial proceeding, or the enforcement hereof.

5.4.4.
The receiving Party shall take all commercially reasonable steps necessary to ensure that its Representatives are bound by restrictions regarding the use and disclosure of the disclosing Party's Confidential Information.

5.5.	Covenant Not to Compete.

5.5.1.
Until 5:00 p.m. Pacific Time on the fourth anniversary of the Closing Date, neither Mr. Buenting, Mr. Fisher, nor FSG will engage directly or indirectly in the type of business that RHB was conducting at the Closing Date, which is the heavy civil construction, subject to the limitations and exceptions set forth in Subsection 5.5.3 and Subsection 5.5.4, below (the "Non-Compete Obligation.")

5.5.2.	The ownership of less than five percent of the outstanding stock of any publicly-traded corporation shall not by itself deem the owner thereof to be engaged in such corporation's business.

5.5.3.
With respect to Mr. Buenting, the Non-Compete Obligation shall be limited to the states of Nevada and California, but the construction of residential and commercial developments shall not be considered a business that is competitive with RHB LLC's business.

5.5.4.	With respect to FSG and Mr. Fisher, the Non-Compete Obligation shall be limited to —

(a)
Northern Nevada (defined as Local 3 jurisdiction) and therein shall be limited further to contracts of less than one hundred million dollars and shall exclude contracts for private entities on which FSG is performing work on the date of this Agreement and with respect to three contracts for private entities, which are referred to as the Neal Redfield Trust contract; the Sun Call contract; and the St. James Village contract, all of which are work ancillary to FSG's current projects; and

(b)
Southern Nevada (defined as Local 12 jurisdiction) and therein shall be further limited to contracts of less than seventy million dollars and shall exclude Clark County, as to which there shall be no Non-Compete Obligation.

5.5.5.
If the final judgment of a court of competent jurisdiction declares that any term or provision of this Subsection 5.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Purchase Agreement

5.6.
Books and Records.  Within thirty days after the Closing Date, FSG shall deliver to SCC any and all books and records of RHB LLC and RHB Inc. in its possession or under its control.  Without limiting the generality of the foregoing, such records shall include —

5.6.1.
General and subsidiary ledgers and journals, cash receipts and disbursement journals; and copies of federal, state and local tax returns and bank statements, all for the period January 1, 2004 through the Closing Date;

5.6.2.
Job cost records, insurance policies and copies of supplier and subcontractor invoices for jobs in progress at the Closing Date, employee records, payroll registers and W-4's for the period January 1, 2007 through the Closing Date; and

5.6.3.	Any information that SCC reasonably requires to satisfy the financial disclosures required in its filings with the U.S. Securities and Exchange Commission.

5.7.
Covenant Not to Solicit RHB LLC Employees.  Until 5:00 p.m. Pacific Time on the fourth anniversary of the Closing Date, in order to protect the Confidential Information of RHB LLC and RHB Inc., neither FSG, nor Mr. Fisher, nor Mr. Buenting will directly or indirectly induce or entice any employee of RHB LLC, RHB Inc. or their Affiliates with access to any of their Confidential Information to leave his or her employment with RHB LLC, RHB Inc. or any such Affiliate.

5.8.
Bond Credit.  FSG shall pay over to RHB LLC within ten days of receipt any credit it receives that arises out of the replacement at or after the Closing of bonds issued by Liberty Mutual Insurance Company on behalf of RHB LLC with bonds furnished by SCC's bonding company.

5.9.
Employee Bonuses.  Pursuant to the two million five hundred thousand dollar accrual for employee bonuses required by Subsection 2.3.1, above, SCC shall cause RHB LLC promptly after the Closing to pay five hundred thousand dollars to FSG and two million dollars to such employees of RHB LLC and in such amounts as was agreed with SCC prior to the Closing.

6.	Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility as between SCC and the Sellers for certain Tax matters following the Closing Date:

6.1.	Tax Indemnification. Each Seller in accordance with the indemnity provisions of Section 12, below —

6.1.1.	Shall jointly and severally indemnify RHB LLC, RHB Inc. SCC, and its Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to —

(a)
All Taxes (or the non-payment thereof) of RHB LLC or RHB Inc. for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period;") and

(b)
All Taxes of any member of an affiliated, consolidated, combined or unitary group of which RHB LLC, RHB Inc. or any predecessor of either of them is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation; and any and all Taxes of any person (other than RHB LLC or RHB Inc.) imposed on RHB LLC or RHB Inc. as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

Purchase Agreement

6.1.2.
Shall severally indemnify RHB LLC, RHB Inc. and SCC and its Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to the failure of such Seller to pay its or his own taxes on the net income of RHB LLC.

6.2.
Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on, or measured by, income or receipts of RHB LLC or RHB Inc. for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of RHB LLC and for RHB Inc. for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  The amount of Taxes allocable to the Pre-Closing Tax Period shall be reduced to the extent there is an accrual or reserve on the Closing Financial Statement for such Taxes.

6.3.	Responsibility for Filing Tax Returns.

6.3.1.
SCC shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (and amendments thereto) for RHB LLC, RHB Inc. and their consolidated subsidiaries that relate to any taxable period after the Closing Date, and the Sellers shall prepare or cause to be prepared and shall file all Tax Returns (and amendments thereto) for RHB LLC, RHB Inc. and their consolidated subsidiaries that relate to any taxable period that ends prior to the Closing Date.

6.3.2.
The Sellers shall insure that (a) all items of income, gain, loss, deduction and credit ("Tax Items") of RHB LLC and RHB Inc. that are required to be included in the federal income Tax Returns (and the state income Tax Returns of any state that permits combined or unitary Income Tax Returns, if any) of RHB LLC or RHB Inc. and their consolidated subsidiaries are in fact included therein; (b) any such Tax Returns that include Tax Items of RHB LLC, RHB Inc. and their consolidated subsidiaries are timely filed with the appropriate Taxing Authority; and (c) all such Tax Returns owed with respect to such Tax Items (whether or not shown on any such Tax Return) are timely paid.

6.3.3.
In addition, with respect to the federal tax return of RHB LLC that relates to the period ending on or prior to the Closing Date, the Sellers shall file with the return a so-call Code "Section 754 Election" pursuant to that section and the regulations thereunder to apply the provisions of Code Sec. 734(b) and Code Sec. 743(b).  With respect to such returns for both RHB LLC and RHB Inc., the Sellers will provide copies thereof and will consult with SCC thereon a reasonable time before they are required to be filed.

6.4.	Cooperation on Tax Matters.

6.4.1.
SCC and the Sellers shall cooperate fully as and to the extent reasonably requested by the other in connection with the filing of Tax Returns pursuant to this Section 6 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and upon request, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  SCC and the Sellers agree to retain all books and records with respect to Tax matters pertinent to RHB LLC and RHB Inc. in their possession or under their control and allow any other Party access thereto.

6.4.2.
SCC and the Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed including with respect to the transactions contemplated hereby.

Purchase Agreement

6.4.3.
All Transfer Taxes, incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, SCC will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  For purposes of this Agreement, "Transfer Taxes" means transfer, documentary, sales, use, goods and services, registration, stamp duty, gross receipts, excise,, transfer and conveyance and other similar Taxes, duties fees or charges (including all applicable real estate transfer taxes) together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.

7.
Representations and Warranties of SCC.SCC represents and warrants to the Sellers that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 7).

7.1.	Organization of SCC. SCC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

7.2.
Authorization of the Transaction.  SCC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of SCC, enforceable in accordance with its terms and conditions.  SCC need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by SCC.

7.3.	Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will —

7.3.1.
Violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SCC is subject or any provision of its charter, bylaws, or other governing documents;

7.3.2.
Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SCC is a party or by which it is bound or to which any of its assets are subject; or

7.3.3.	Violate any provision of SCC's charter, bylaws, or other governing documents.

7.4.
Brokers' Fees.  SCC has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

7.5.	Investment. SCC is not acquiring RHB LLC's members' interests with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

8.
Representations and Warranties of FSG and Mr. Fisher.  Each of FSG and Mr. Fisher represents and warrants to SCC that the statements contained in this Section 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 8).

8.1.	Organization. FSG is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

8.2.
Authorization of the Transaction.  FSG has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of FSG, enforceable in accordance with its terms and conditions.  FSG need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby by FSG have been duly authorized by FSG.

Purchase Agreement

8.3.
Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of FSG's charter, bylaws, or other governing documents.

9.	Representations and Warranties of the Sellers.

9.1.
Representations and Warranties of FSG, Mr. Fisher and Mr. Buenting.  Each of FSG, Mr. Fisher and Mr. Buenting represents and warrants to SCC that the statements contained in this Subsection 9.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Subsection 9.1).

9.1.1.
Brokers' Fees.  Neither the Sellers nor RHB LLC nor RHB Inc. has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

9.1.2.
RHB LLC Members' Interests.  Each Seller holds of record and owns beneficially one-half of the outstanding members' interests in RHB LLC, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  No Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any interest of any kind in RHB LLC.  No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to its member's interest in RHB LLC.

9.1.3.
RHB Inc. Capital Stock.  Each Seller holds of record and owns beneficially one-half of the outstanding capital stock of RHB Inc. free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  No Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any interest of any kind in RHB Inc.  No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to capital stock of RHB Inc.

9.2.
Representations and Warranties of Mr. Buenting.  Mr. Buenting represents and warrants to SCC that the statements contained in this Subsection 9.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Subsection 9.2.)

9.2.1.
Mr. Buenting understands that at the Closing, the sale of the Shares to him will not have been registered under the Securities Act or under any state securities laws, and that they are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

9.2.2.	Mr. Buenting is acquiring the Shares solely for his own account for investment purposes, and not with a view to the distribution thereof.

9.2.3.
Mr. Buenting has had access to all public filings of SCC; has received certain other information concerning SCC; and has had the opportunity to obtain additional information he deems relevant in order to evaluate the merits and the risks inherent in holding the Shares.

Purchase Agreement

9.2.4.	Mr. Buenting is able to bear the economic risk and lack of liquidity inherent in holding the Shares.

9.2.5.
Mr. Buenting will not sell, assign, transfer or otherwise dispose of the Shares on or before the first anniversary of the Closing Date except by will or pursuant to the laws of descent and distribution.

10.
Representations and Warranties of the Sellers Concerning RHB LLC and RHB Inc.  The Sellers represent and warrant to SCC that the statements contained in this Section 10 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 10) except as set forth in the disclosure schedule delivered by the Sellers to SCC on the date hereof and initialed by the Parties (the "Disclosure Schedule.")  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty pertains to the existence of the document or other item itself.  The Disclosure Schedule will be arranged in paragraphs cross referenced to the lettered and numbered paragraphs contained in this Section 10.  Failure by the Sellers to provide any information or statement with respect to a section of the Disclosure Schedule provided for below shall be deemed for all purposes hereof to be a statement that no further disclosure in such section is required.  For the avoidance of doubt, in the following representations and warranties (as well as elsewhere in this Agreement) references to "RHB" alone means each of RHB LLC and RHB Inc., and statements about "RHB" apply to both RHB LLC and RHB Inc. irrespective of whether in other representations and warranties or terms hereof RHB LLC and RHB Inc. are referred to separately.

10.1.	Organization, Qualification, and Power.

10.1.1.
RHB LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of State of Nevada.  RHB LLC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  RHB LLC has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.  Section 10.1 of the Disclosure Schedule lists the managers of RHB LLC.  The Sellers have delivered to SCC correct and complete copies of the articles of organization and operating agreement of RHB LLC as amended to date.  The minute books containing the records of meetings of the members, the managers, and any committees thereof, and the record book of members' interests of RHB LLC are correct and complete.  RHB LLC is not in default under, or in violation of, any provision of its articles of organization or operating agreement.

10.1.2.
RHB Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  RHB Inc. is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  RHB Inc. has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.  Section 10.1 of the Disclosure Schedule lists the directors and officers of RHB Inc.  The Sellers have delivered to SCC correct and complete copies of the charter and by-laws of RHB Inc. as amended to date.  The minute books containing the records of meetings of the directors and any committees thereof, and the record book of stockholders of RHB Inc. are correct and complete.  RHB Inc. is not in default under, or in violation of, any provision of its charter or by-laws.

Purchase Agreement

10.2.	Capitalization.

10.2.1.
RHB LLC has only one class of members' interests and only two members.  Mr. Buenting and FSG each owns one-half of all the members' interests in RHB LLC.  All of the members' interests have been duly authorized, are validly issued and fully paid, and are held of record by the Sellers as set forth above.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RHB LLC to issue, sell, or otherwise cause to become outstanding any other members' interests.  There are no outstanding or authorized profit participation or similar rights with respect to RHB LLC.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the members' interests of RHB LLC.

10.2.2.
RHB Inc. has only one class of capital stock and only two stockholders.  Mr. Buenting and FSG each owns one-half of the outstanding shares of capital stock of RHB Inc.  All of the outstanding shares of capital stock of RHB Inc. have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by the Sellers as set forth above.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RHB Inc. to issue, sell, or otherwise cause to become outstanding any other shares capital stock.  There are no outstanding or authorized profit participation or similar rights with respect to RHB Inc.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the shares of capital stock of RHB Inc.

10.3.	Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will —

10.3.1.
Violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RHB LLC or RHB Inc. is subject or any provision of the articles of organization or operating agreement of RHB LLC or charter or by-laws of RHB Inc.;

10.3.2.
Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which RHB LLC or RHB Inc. is a party or by which either of them is bound or to which any of their assets is subject, or result in the imposition of any Lien upon any of their assets.  Without limiting the generality of the foregoing, the consummation of the transactions contemplated by this Agreement will not affect RHB LLC's pre-qualification with any Person to bid and be awarded construction contracts in the state of Nevada and does not require the consent of the unions to which RHB's employees belong; or

10.3.3.
Require RHB LLC or RHB Inc. to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

Purchase Agreement

10.4.	RHB LLC has all pre-qualifications necessary or desirable to carry on its heavy civil construction business.

10.5.	[Reserved]

10.6.
Title to Assets.  Each of RHB LLC and RHB Inc. has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it that are set forth in the Appraisal or shown on the balance sheet contained within the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

10.7.	Subsidiaries. Neither RHB LLC nor RHB Inc has any subsidiaries.

10.8.	Financial Statements. The Sellers have furnished to SCC the following financial statements of RHB LLC (collectively the "Financial Statements") and no RHB Inc. financial statements exist:

10.8.1.	Audited balance sheets and statements of income, members' equity, and cash flow as of and for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006; and

10.8.2.
Unaudited balance sheets and statements of income, members' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three-month period ended March 31, 2007, the six months ended June 30, 2007; the seven months ended July 31, 2007; the eight months ended August 31, 2007 and the nine months ended September 30, 2007 (the latter being referred to as the "Most Recent Fiscal Month End") for RHB LLC.

10.8.3.
The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of RHB LLC as of such dates and the results of operations of RHB LLC for such periods, are correct and complete, and are consistent with the books and records of RHB LLC, which books and records are correct and complete; provided, however, that the Most Recent Financial Statements may be subject to normal month-end adjustments that will not be material individually or in the aggregate and may lack footnotes and other presentation items.  Without limiting the generality of the foregoing, the Financial Statements (rather than the notes thereto) include all material accruals for post-retirement employee benefits, workers’ compensation claims, land and mining property reclamation, contract warranties and the like, and also include a schedule of individually-identified uncompleted construction contracts with related original and total currently-estimated contract revenues and costs; percentage-of-completion revenues and gross profit earned thereon; and costs in excess of billings and billings in excess of earned revenues, all in accordance with GAAP.

10.9.	Events Subsequent to June 30, 2007. Since June 30, 2007, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since June 30, 2007 —

10.9.1.	RHB has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

10.9.2.
With the exception of construction contracts, RHB has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than fifty thousand dollars or outside the Ordinary Course of Business;

10.9.3.
No party (including RHB) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than fifty thousand dollars to which RHB is a party or by which any of them is bound;

Purchase Agreement

10.9.4.	RHB has not imposed any Liens upon any of its assets, tangible or intangible;

10.9.5.	RHB has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

10.9.6.	RHB has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

10.9.7.	RHB has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

10.9.8.	RHB has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

10.9.9.
RHB has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than fifty thousand dollars or outside the Ordinary Course of Business;

10.9.10.	RHB has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

10.9.11.	There has been no change made or authorized in the articles of organization or operating agreement of RHB LLC or the charter or by-laws of RHB Inc.;

10.9.12.
RHB LLC has not issued or sold any members' interests in RHB LLC or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any members' interests in RHB LLC; and RHB Inc. has not issued or sold any shares of capital stock of RHB Inc. or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares of the capital stock of RHB Inc.;

10.9.13.
Except for distributions for taxes, RHB LLC has not made any distribution to its members (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its members' interests other than as disclosed in the Most Recent Financial Statements; and RHB Inc. has not paid any dividends to its stockholders;

10.9.14.	RHB has not experienced any damage, destruction, or loss whether or not covered by insurance to its property;

10.9.15.	RHB has not made any loan to, or entered into any other transaction with, any of its members, managers, or employees outside the Ordinary Course of Business;

10.9.16.	RHB has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

10.9.17.	RHB has not granted any increase in the base compensation of any of its members, managers, or employees outside the Ordinary Course of Business;

10.9.18.
RHB has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its principals or employees or taken any such action with respect to any Employee Benefit Plan;

10.9.19.	RHB has not made any other change in employment terms for any of its principals or employees outside the Ordinary Course of Business;

10.9.20.	RHB has not made or pledged to make any charitable, political or similar contribution to any Person;

Purchase Agreement

10.9.21.	There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving RHB;

10.9.22.	RHB has not discharged a material Liability or Lien outside the Ordinary Course of Business;

10.9.23.	RHB has not made any loans or advances of money;

10.9.24.	RHB has not disclosed any Confidential Information other than in accordance with the NDA; and

10.9.25.	RHB has not committed to do any of the foregoing.

10.10.
Undisclosed Liabilities.  Neither of RHB LLC or RHB Inc. has any Liability (and to the Knowledge of the Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability), except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

10.11.
Legal Compliance.  Each of RHB LLC and RHB Inc. and their Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or, the Knowledge of the Sellers, commenced against any of them alleging any failure so to comply.

10.12.	Tax Matters.

10.12.1.	RHB LLC is taxed as a partnership.

10.12.2.
RHB has timely filed all Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations.  None of the Taxes due and owing by RHB LLC or its members or by RHB Inc. (whether or not shown on any Tax Return) are delinquent.  RHB is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by any Taxing Authority in a jurisdiction where RHB does not file Tax Returns that either of them is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of RHB.

10.12.3.
RHB  has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

10.12.4.
No Seller and no manager of RHB LLC and no principal, officer or director of RHB Inc. expects any Taxing Authority to assess any additional Taxes for any taxable period for which Tax Returns have been filed.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to RHB LLC or RHB Inc.  RHB has not received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where neither has filed Tax Returns) any (a) notice indicating an intent to open an audit or other review; (b) request for information related to Tax matters; or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against RHB.  Section 10.12.4 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to RHB for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Sellers have delivered to SCC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RHB filed or received since January 1, 2004.

Purchase Agreement

10.12.5.	RHB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

10.12.6.
Any unpaid Taxes of RHB (a) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RHB in filing their Tax Returns.  Since the date of the Most Recent Balance Sheet, RHB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

10.12.7.
RHB will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any —

(a)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(b)	"closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date;

(c)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(d)	prepaid amount received on or prior to the Closing Date.

10.12.8.	RHB LLC has not previously made an election pursuant to Section 754 of the Code (a "754 Election") and shall not make a Section 754 Election without the consent of SCC.

10.12.9.	All material elections with respect to Taxes affecting RHB as of the date hereof are set forth in Section 10.12.9 of the Disclosure Schedule.

10.12.10.
RHB LLC qualifies (and since its date of formation has qualified) to be treated as a partnership for federal, state and local tax purposes.  Neither RHB LLC, its members, nor any Taxing Authority have taken a position inconsistent with such treatment.

10.12.11.
RHB (a) does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law;) (b) does not have any liability for the Taxes of any other Person as a transferee or successor, or otherwise; and (c) is not a party to any contract providing for the payment of Taxes, payment for Tax losses, entitlements or refunds or similar Tax matters.

10.12.12.	RHB has never engaged in a "listed transaction" as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

Purchase Agreement

10.13.	Real Property.

10.13.1.	Section 10.13.1 of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property —

(a)	RHB has good and marketable indefeasible fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(b)	Except as set forth in Section 10.13.1 of the Disclosure Schedule, RHB has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(c)
There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein except as to the N. Las Vegas Blvd. Real Estate.

10.13.2.
Section 10.13.2 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  RHB has delivered to SCC a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in Section 10.13.2 of the Disclosure Schedule, with respect to each of the Leases —

(a)	Such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)
The transactions contemplated by this Agreement do not require the consent of any other party to such Lease except for those Leases for which lease consents are obtained, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(c)	RHB's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(d)
Neither RHB LLC, RHB Inc. nor any other party to the Lease is in breach of, or default under, such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(e)	No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of, or default under, such Lease that has not been re-deposited in full;

(f)	RHB does not owe and will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(g)	The other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, RHB;

(h)	RHB has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(i)	RHB has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(j)	There are no Liens on the estate or interest created by such Lease.

10.13.3.
The Owned Real Property identified in Section 10.13.1 of the Disclosure Schedule and the Leased Real Property identified in Section 10.13.2 of the Disclosure Schedule (collectively, the "Real Property") comprise all of the real property used or intended to be used in, or otherwise related to, RHB's business; and RHB is not a party to any agreement or option to purchase any real property or interest therein.

Purchase Agreement

10.13.4.
All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the "Improvements") are in good condition and repair and sufficient for the operation of RHB's business.  There are no structural deficiencies or, to the Knowledge of the Sellers, latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of RHB's business as currently conducted thereon.

10.13.5.
There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein.  There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of RHB's business as currently conducted thereon.

10.13.6.
The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the "Real Property Laws") and the current use and occupancy of the Real Property and operation of RHB's business thereon do not violate any Real Property Laws.  RHB has not received any notice of violation of any Real Property Law and to the Knowledge of the Sellers there is no Basis for the issuance of any such notice or the taking of any action for such violation.  To the Knowledge of the Sellers, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of RHB's business as currently conducted thereon.

10.13.7.
Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via a permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property.  None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

10.13.8.
All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of RHB's business as currently conducted thereon.  To the Knowledge of the Sellers, each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

Purchase Agreement

10.13.9.
All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate RHB's business as currently conducted thereon have been issued and are in full force and effect.

10.13.10.
Section 10.13.10 of the Disclosure Schedule lists all material Real Property Permits held by RHB with respect to each parcel of Real Property.  RHB has delivered to SCC a true and complete copy of all Real Property Permits.  RHB has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no Basis for the issuance of any such notice or the taking of any such action.  The Real Property Permits are transferable to SCC without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by RHB is required in connection with such transfer; and SCC shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

10.13.11.
The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of RHB's business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied.  There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations.  RHB's use or occupancy of the Real Property or any portion thereof or the operation of its business as currently conducted thereon is not dependent on a "permitted non-conforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any governmental authority.

10.13.12.
The current use and occupancy of the Real Property and the operation of RHB's business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the "Encumbrance Documents.")  Neither the Sellers nor RHB has received any notice of violation of any Encumbrance Documents, and to the Knowledge of the Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

10.13.13.
None of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would interfere with the use or occupancy of such Real Property or the continued operation of RHB's business as currently conducted thereon.

10.13.14.
Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the "Real Estate Impositions") with respect to any Real Property or portion thereof that are delinquent.  There is no pending or, to the Knowledge of the Sellers, threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

Purchase Agreement

10.13.15.	None of the Real Property or any portion thereof is located in a flood hazard area as defined by the Federal Emergency Management Agency.

10.14.
Intellectual Property.  RHB owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of its business as presently conducted.  RHB has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of any third party.  Section 10.14 of the Disclosure Schedule identifies each item of Intellectual Property used by RHB.

10.15.
Tangible Assets.  RHB owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

10.16.
Inventory.  The inventory of RHB consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RHB.

10.17.	Contracts. Section 10.17 of the Disclosure Schedule lists the following contracts and other agreements to which RHB is a party:

10.17.1.	Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of fifty thousand dollars per year;

10.17.2.	Any agreement (or group of related agreements) for the lease of real property or mining property to or from RHB.

10.17.3.
Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to RHB, or involve consideration in excess of one hundred thousand dollars;

10.17.4.	Any agreement concerning a partnership or joint venture;

10.17.5.
Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Lien on any of its assets, tangible or intangible;

10.17.6.	Any agreement concerning confidentiality or non-competition (other than the NDA);

10.17.7.	Any agreement with any of the Sellers and/or their Affiliates;

10.17.8.	Any profit sharing, option, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former members, managers, and employees;

10.17.9.	All collective bargaining agreements;

Purchase Agreement

10.17.10.
Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of fifty thousand dollars or providing severance benefits;

10.17.11.	Any agreement under which it has advanced or loaned any amount to any of its members, managers, directors, officers or employees outside the Ordinary Course of Business;

10.17.12.	Any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

10.17.13.
Any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of twenty-five thousand dollars, or imposition of monitoring or reporting obligations to any governmental entity outside the ordinary course of business;

10.17.14.	Any agreement under which RHB has advanced or loaned any other Person amounts in the aggregate exceeding twenty-five thousand dollars; or

10.17.15.	Any other agreement (or group of related agreements) the performance of which involves consideration in excess of one hundred thousand dollars.

10.18.
Delivery of Agreements.  The Sellers have delivered to SCC a correct and complete copy of each written agreement (as amended to date) listed in Section 10.17 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to therein.  With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (d) no party has repudiated any provision of the agreement.

10.19.
Notes and Accounts Receivable.  All notes and accounts receivable of RHB are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RHB.

10.20.	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of RHB.

10.21.
Insurance.  Section 10.21 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which RHB has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

•	The name of the insurer, the name of the policyholder, and the name of each covered insured;

•	The policy number and the period of coverage;

•
The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

•	A description of any retroactive premium adjustments or other loss-sharing arrangements.

Purchase Agreement

With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) neither RHB nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) no party to the policy has repudiated any provision thereof.  RHB has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during that period.  Section 10.21 of the Disclosure Schedule describes any self-insurance arrangements affecting RHB.

10.22.
Litigation.  Section 10.22 of the Disclosure Schedule sets forth each instance in which RHB LLC (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (b) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Section 10.22 of the Disclosure Schedule could result in any Material Adverse Change.  None of the Sellers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against RHB or that there is any Basis for the foregoing.

10.23.
Warranty.  Each product manufactured, sold, leased, or delivered by RHB and each contract performed by RHB has been in material conformity with all applicable contractual commitments and all express and implied warranties, and RHB has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement, repair or re-performance thereof or other Damages in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RHB.  No product manufactured, sold, leased, or delivered by RHB and no contract performed by RHB LLC is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, service or lease.  Section 10.23 of the Disclosure Schedule is a copy of the standard terms and conditions of sale, lease and service of RHB LLC containing applicable guaranty, warranty, and indemnity provisions.

10.24.
Product Liability.  RHB has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by RHB.

10.25.	Employees.

10.25.1.	With respect to the business of RHB —

(a)	Except as set forth in Section 10.25.1 of the Disclosure Schedule, there is no collective bargaining agreement or relationship with any labor organization;

(b)
To the Knowledge of the Sellers, no executive or manager of RHB (i) has any present intention to terminate his or her employment; or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person other than RHB that would be material to the performance of such employee's employment duties, or the ability of RHB or SCC to conduct the business of RHB;

(c)
Except with respect to the existing collective bargaining agreements with the Operating Engineers Local Union No. 3 of the International Union of Operating Engineers AFL-CIO; the International Union of Operating Engineers Local 12; and the Laborers' International Union of North America - A.F.L. - C.I.O., Local #169, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

Purchase Agreement

(d)	To the Knowledge of the Sellers, no union organizing efforts are underway or threatened and no other issues concerning representation exists;

(e)	No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Sellers, threatened;

(f)	There is no workers compensation liability, experience, or matter outside the Ordinary Course of Business;

(g)
There is no employment-related charge, complaint, grievance, investigation, grievance or arbitration proceeding under collective bargaining agreements, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by RHB (or its members or managers) of any law, regulation or contract; and

(h)	No employee or agent of RHB has committed any act or omission giving rise to material liability for any violation or breach identified in Subsection (g), above.

10.25.2.
Except as set forth in Section 10.25.2 of the Disclosure Schedule, (a) there are no employment contracts or severance agreements with any employees of RHB; and (b) there are no written personnel policies, rules, or procedures applicable to employees of RHB.  True and complete copies of all such documents have been provided to SCC prior to the date of this Agreement.

10.25.3.
Within the past three years, RHB has not implemented any plant closing or layoff of employees that could be affected by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance, and no such action will be implemented without advance notification to SCC.

10.25.4.	Within the sixty days preceding the Closing Date, no individual who was a key employee of RHB has ceased for any reason to be an employee of RHB.

10.26.	Employee Benefits.

10.26.1.
Section 10.26 of the Disclosure Schedule lists each Employee Benefit Plan that RHB maintains, to which RHB contributes or has any obligation to contribute, or with respect to which RHB has any Liability.

10.26.2.
Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

10.26.3.
All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

10.26.4.
All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of RHB LLC.  All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

Purchase Agreement

10.26.5.
Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.  All such Employee Benefit Plans have been or will be timely amended for the requirements of all Tax legislation.

10.26.6.
There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate.  No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened.  None of the Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

10.26.7.
The Sellers have delivered to SCC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

10.26.8.
Neither RHB nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA §3(35)), or that is subject to Section 412 of the Code, or is a multiple employer plan as defined in Section 413 of the Code.  No asset of RHB is subject to any Lien under ERISA or the Code.

10.26.9.
Neither RHB nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

10.26.10.
RHB does not maintain, contribute to, or has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated members, managers or employees (or any spouse or other dependent thereof) of RHB or of any other Person other than in accordance with COBRA.

10.26.11.	No event has occurred and no condition exists with respect to any such Employee Benefit Plan that could subject RHB, any such Employee Benefit Plan, or SCC to any liability under applicable laws.

10.26.12.	No such Employee Benefit Plan is (or has ever been) funded by, associated with, or related to, a "voluntary employees' beneficiary association" under Section 501 (9) of the Code.

10.26.13.	Neither the execution and delivery of this Agreement, nor the consummation of the transactions hereunder, will —

(a)
result in any payment to be made by RHB, including without limitation, severance, golden parachute payments (as defined in Section 280(g) of the Code) or otherwise, becoming due to any employee, director, member or consultant of RHB; or

Purchase Agreement

(b)	increase any benefits or accelerate vesting otherwise provided under any such Employee Benefit Plan.

10.26.14.
During the period from the date of this Agreement to the Closing Date, if any, except as otherwise permitted under this Agreement, RHB will not enter into any additional contracts or agreements with members, managers, employees, directors, officers or consultants of RHB or with any Employee Benefit Plan vendors that will create any obligation on SCC or RHB after the Closing Date, or make or agree to make any material changes to any existing contracts or agreements with employees, directors or consultants of RHB or with any Employee Benefit Plan vendors without SCC's prior written consent.

10.26.15.	No condition, agreement or plan provision limits the right of RHB to amend, cut back or terminate any such Employee Benefit Plan (except to the extent such limitation arises under ERISA).

10.26.16.
RHB may terminate or modify any service agreement, vendor contract or arrangement with any third party relating to any such Employee Benefit Plan without incurring any penalties or material fees or costs associated with such termination or modification.

10.27.
Guaranties.  Except as set forth in Section 10.27 of the Disclosure Schedule, RHB is not a guarantor and is not otherwise liable for any Liability (including indebtedness) of any other Person, including FSG.

10.28.	Environmental, Health, and Safety Matters.

10.28.1.	Neither RHB LLC nor RHB Inc. is the successor to any other entity of any kind, and consequently neither has any predecessors.

10.28.2.	RHB has complied and is in compliance with all Environmental, Health, and Safety Requirements.

10.28.3.
Without limiting the generality of the foregoing, RHB has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth in Section 10.28 of the Disclosure Schedule.

10.28.4.
RHB has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of it or its facilities arising under Environmental, Health, and Safety Requirements.

10.28.5.
Except as set forth in Section 10.28 of the Disclosure Schedule, none of the following exists at any property or facility owned, leased or operated by RHB: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; (d) landfills, surface impoundments, or disposal areas; or (e) contaminated groundwater.

10.28.6.
RHB has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney's fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Solid Waste Disposal Act, as amended (SWDA) or any other Environmental, Health, and Safety Requirements.

Purchase Agreement

10.28.7.
Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to, or consent of, government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

10.28.8.
RHB has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Asbestos Liabilities.

10.28.9.
RHB has not assumed, or otherwise become subject to, any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

10.28.10.
No facts, events or conditions relating to the past or present facilities, properties or operations of RHB will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

10.28.11.
The Sellers have furnished to SCC all environmental audits, reports and other material environmental documents relating to RHB's past or current properties, facilities, or operations that are in their possession or under their reasonable control.

10.28.12.
Timely application for renewal of all permits, licenses and other authorizations that are scheduled to expire prior to the Closing has been made; all required notices required under any permits, licenses and other authorizations have been given including any notices of transfer or assignment.  All permits, licenses and other authorizations which are assignable under applicable Environmental, Health, and Safety Requirements will remain in full force and effect after Closing, except for the actions or inactions of SCC, that may affect the permits, licenses or other authorizations.

10.29.
Certain Business Relationships with RHB LLC.  Except as set forth in Section 10.29 of the Disclosure Schedule, none of the Sellers, their Affiliates; FSG's directors, officers, employees or shareholders; RHB LLC's members, managers, or employees; or RHB Inc.'s directors, officers, employees or shareholders has been involved in any business arrangement or relationship with RHB LLC or RHB Inc. within the past twelve months, and none of them owns any asset, tangible or intangible, that is used in RHB LLC's or RHB Inc.'s business.

10.30.	Customers and Suppliers.

10.30.1.
Section 10.30 of the Disclosure Schedule lists those customers of RHB that accounted for ten percent or more of RHB's annual revenues in each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of net revenues attributable to such customer.  Section 10.30 of the Disclosure Schedule also lists customers that RHB anticipates will account for ten percent or more of its revenues for the current fiscal year.

Purchase Agreement

10.30.2.
Since the date of the Most Recent Balance Sheet, no material supplier of RHB has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to RHB, and no customer listed in the Disclosure Schedule has indicated that it will stop, or materially decrease the rate of, buying materials, products or services from RHB.

10.31.
Disclosure.  The representations and warranties contained in this Section 10 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 10 not misleading.

11.	Survival of Representations and Warranties.

11.1.
Notwithstanding any right of SCC to investigate RHB LLC and RHB Inc. and their businesses, SCC shall be entitled to rely upon the representations, warranties, covenants and agreements of the Sellers; and notwithstanding any information that SCC has given to the Sellers, the Sellers shall be entitled to rely upon the representations, warranties, covenants and agreements of SCC.  All representations and warranties contained in this Agreement (including the Disclosure Schedule) and in all certificates required hereby to be delivered shall be deemed to be representations and warranties hereunder and shall survive the Closing until 5:00 p.m. Pacific Time on the last business day of the eighteenth full calendar month following the Closing, except that —

11.1.1.	The representations and warranties set forth in Subsection 7.2 and Subsection 8.2 (Authorization of the Transaction) and Subsection 10.6 (Title to Assets) shall survive indefinitely.

11.1.2.	The representations and warranties set forth in Subsection 10.12 (Tax Matters) shall survive for the applicable tax statute of limitations plus sixty days.

11.1.3.	The representations and warranties set forth in Subsection 10.26 (Employee Benefits) shall survive for the applicable statute of limitations.

11.1.4.
The representations and warranties set forth in Subsection 10.28 (Environmental, Health, and Safety Matters) shall survive the Closing until 5:00 p.m. Pacific Time on the fifth anniversary of the Closing Date.

11.2.
At the expiration dates applicable thereto set forth above, the representations and warranties of the Parties shall expire and be of no further force and effect, except that any representation or warranty that is the subject of a claim or dispute that was properly asserted in writing in accordance with Section 12, below, prior to the applicable expiration date provided above shall survive with respect to such claim or dispute until the final resolution thereof.

11.3.
The covenants and agreements made by the Parties in this Agreement or in any instrument delivered pursuant hereto or in connection herewith shall survive the Closing Date without limitation and will remain in full force and effect until fully performed.

12.	The Parties' Indemnities.

12.1.
The Sellers' Indemnity.  Subject to the provisions of this Section 12, the Sellers shall indemnify, defend and hold harmless SCC and its directors, officers, employees, representatives and agents, and with respect to the indemnity in Subsection 12.1.2, below, RHB, from and against any and all Damages suffered, sustained, incurred or required to be paid directly or indirectly by them in connection with, as a result of, or arising directly or indirectly out of —

12.1.1.
Any breach of any representation or warranty of the Sellers set forth in Section 8, Section 9 and Subsection 9.1.3, above, or in any certificate, agreement, instrument or other document specifically identified herein and delivered in connection with this Agreement;

12.1.2.	Any workers' compensation claims made against RHB that are based on injuries or accidents that occurred prior to the Closing Date;

Purchase Agreement

12.1.3.
Any breach or non-fulfillment by the Sellers of, or any noncompliance by the Sellers with, any covenant, undertaking, agreement or other obligation of the Sellers under this Agreement that they were obligated to perform prior to the Closing; and/or

12.1.4.
Any claim by a third party for fees, costs and expenses related to professional, financial, advisory and/or legal services provided to the Sellers or RHB at or prior to the Closing in connection with this Agreement except for the accounting fees and expenses of McGladrey & Pullen, LLP for its review of the financial statements of RHB LLC for the periods ended June 30 and September 30, 2006 and 2007, which fees SCC has agreed to pay.

12.2.
SCC's Indemnity.  Subject to the provisions of this Section 12, SCC shall indemnify, defend and hold harmless the Sellers and their directors, officers, employees, representatives and agents (and with respect to the indemnity in Subsection 12.2.2, below, Mr. Fisher) from and against any and all Damages suffered, sustained, incurred or required to be paid directly or indirectly by them in connection with, as a result of, or arising directly or indirectly out of —

12.2.1.
Any breach of any representation or warranty of SCC set forth in Section 7, above, or in any certificate, agreement, instrument or other document specifically identified herein and delivered by SCC in connection herewith;

12.2.2.
Any event that occurs after the Closing Date by reason of Mr. Fisher, FSG and/or Mr. Buenting having been or being guarantors of the Liberty Mutual Insurance Company performance and payment bonds on any of RHB's contracts;

12.2.3.
Any breach or non-fulfillment by SCC of, or noncompliance by SCC with, any covenant, undertaking, agreement or other obligation of SCC under this Agreement or in any certificate, agreement, instrument or other document specifically identified herein and delivered by SCC in connection herewith;

12.2.4.
Any claim by a third party for fees, costs and expenses related to professional, financial, advisory and/or legal services provided to SCC at or prior to the Closing in connection with this Agreement; and/or

12.2.5.	Any claims made against RHB LLC or RHB Inc. by any of their customers, employees or third parties in which the event giving rise to the claim occurred after the Closing Date.

12.3.
FSG's Indemnity.  Subject to the provisions of this Section 12, FSG shall indemnify and hold RHB LLC, RHB Inc. and Mr. Buenting harmless from and against any liability incurred by either of them that arises in any way out of their having been or continuing to be guarantors or indemnitors of any of FSG's debts and of any of FSG's performance or payment bonds.

12.4.
Mr. Buenting's and Mr. Fisher's Indemnities.  Subject to the provisions of this Section 12, Mr. Buenting and Mr. Fisher shall jointly indemnify and hold RHB LLC and RHB Inc. harmless from and against any liability incurred by either of them that arises out of or by reason of any action or omission of any kind of RB Constructors, an Idaho limited liability company, occurring at any time, including any claim made by Liberty Mutual Insurance Company under Bond number 190013269.

12.5.	Threshold and Limitation of Indemnities. Notwithstanding anything in this Section 12 to the contrary —

12.5.1.
Threshold.  No Person entitled to indemnification under this Section 12 (each an "Indemnified Party") shall be entitled to pursue the same until the aggregate of all Damages suffered with respect to which the Indemnified Party would, but for this Subsection 12.5.1, be entitled to indemnification, exceeds two hundred fifty thousand dollars (the "Threshold.")  Once the Indemnified Party's Damages exceed in the aggregate the Threshold, the Indemnified Party shall be entitled to pursue indemnification for all such Damages.

Purchase Agreement

12.5.2.
Limitation of Indemnities.  Except as otherwise provided below, the indemnification obligations of SCC to the Sellers in the aggregate shall not exceed ten million six hundred thousand dollars, and the indemnification obligations of each Seller to SCC shall not exceed five million three hundred thousand dollars (as to each Party, the "Cap.")

12.5.3.	Exceptions to Limitation of Indemnity. Notwithstanding any provision herein to the contrary, the Cap shall not apply to —

(a)	Any action against a Party based on fraudulent misrepresentation or deceit;

(b)	The breach by a Party of any covenant or agreement (as distinguished from a representation or warranty);

(c)
Any breach by the Sellers of the representations and warranties contained in Subsection 9.1.2 (RHB LLC Members' Interests;) Subsection 9.1.3 (RHB Inc. Capital Stock) and their indemnity obligations with respect thereto; or

(d)	Any breach by SCC of its representation and warranty contained in Subsection 7.2 (Authorization of the Transaction) and its indemnity obligations with respect thereto.

12.6.
Claims Procedure.  All claims for indemnification by an Indemnified Party pursuant to this Section 12 against a Party that is obligated to indemnify the Indemnified Party pursuant to this Section 12 (in such capacity an "Indemnifying Party") shall be asserted and resolved according to the procedure set forth in this Subsection 12.6.

12.6.1.
As soon as reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including the assertion of any claim, or the commencement of any suit, action or proceeding by any Person not a party hereto for which indemnity may be sought under this Agreement) an Indemnified Party shall promptly, but in no event more than thirty days after such Indemnified Party becomes aware of such claim, notify the Indemnifying Party of the claim and the amount or estimated amount thereof to the extent then feasible (the "Claim Notice"); provided, however, that any such estimate shall not be deemed conclusive of the final amount of such claim.  Notwithstanding the foregoing, the right of an Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to give a Claim Notice unless, and then only to the extent that, an Indemnifying Party is prejudiced by such failure.

12.6.2.	The Indemnifying Party shall have thirty days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party —

(a)	Whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim; and

(b)	If the claim involves a third-party claim or demand, whether or not the Indemnifying Party will defend the Indemnified Party against the claim.

12.6.3.
If the Indemnifying Party does not dispute in writing its liability for the claim within the Notice Period, then the Indemnified Party shall be entitled to recover immediately (or as soon as known) from the Indemnifying Party the amount of the claim; provided, however, that if the Indemnifying Party agrees that it has an indemnification obligation, but disputes the amount of its obligation, then the Indemnified Party shall be entitled to recover immediately (or as soon as known) from the Indemnifying Party the amount not in dispute, without prejudice to the Indemnified Party’s claim for the balance which remains in dispute.

12.7.	Defense of Third-Party Claims.

12.7.1.
If the claim involves a third-party claim or demand and if the Indemnifying Party notifies the Indemnified Party in writing within the Notice Period that it will defend the Indemnified Party against the third-party claim, then the Indemnifying Party may assume such defense upon delivery to the Indemnified Party of a written agreement acknowledging that the Indemnified Party is entitled to indemnification for all Damages arising out of the claim.

Purchase Agreement

12.7.2.
All costs and expenses incurred by the Indemnifying Party in defending the claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, provided, however, that the Indemnifying Party’s counsel must be reasonably satisfactory to the Indemnified Party, and that the Indemnifying Party shall consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to the claim.

12.7.3.
If the Indemnifying Party assumes the defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

12.7.4.
If, however, the Indemnified Party reasonably determines in its good faith judgment that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party, at its option, shall either employ different counsel that has no such conflict (and that is reasonably satisfactory to the Indemnified Party) or shall pay the fees and disbursements of separate counsel employed by the Indemnified Party to defend itself in the claim.

12.7.5.
Notwithstanding anything contained herein to the contrary, to the extent either the Indemnifying Party or the Indemnified Party has insurance that covers defense costs of the third-party claim, that insurance shall pay the defense costs to the extent of the coverage therefor.

12.7.6.
If the Indemnifying Party elects not to defend the Indemnified Party against the third-party claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim, or, if the claim is contested by the Indemnified Party, then that portion thereof as to which the defense is unsuccessful (and the reasonable costs and expenses, including attorney fees, pertaining to such defense) shall be the liability of the Indemnifying Party.

12.7.7.
The Indemnifying Party and the Indemnified Party shall give each other and their respective counsel access, during normal business hours, to relevant business records and other documents, and shall permit them to consult with their agents and employees regarding the defense of any third-party claim.

12.7.8.
Settlement or Compromise.  Any settlement or compromise made or caused to be made in accordance with the provisions of this Subsection 12.7 by the Indemnifying Party or the Indemnified Party, as the case may be, of any third-party claim shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however that —

(a)
The party making the settlement or compromise (for purposes of this Subsection 12.7.8, the "Settling Party") will give the other party (for purposes of this Subsection 12.7.8, the "Non-Settling Party") at least thirty days’ prior written notice of any proposed settlement or compromise of any third-party claim it is defending, during which time the Non-Settling Party may reject the proposed settlement or compromise; provided that from and after such rejection, the Non-Settling Party shall be obligated to assume the defense of, and full and complete liability and responsibility for, the claim and any and all Damages suffered by the Settling Party in connection therewith;

Purchase Agreement

(b)	No obligation, restriction or Damages shall be imposed on the Indemnified Party as a result of any such settlement or compromise without its prior written consent; and

(c)	No statement or admission that could be detrimental to the Indemnified Party may be made as part of any such settlement or compromise without its prior written consent.

12.8.
Insurance Proceeds.  In calculating any amount to be paid by an Indemnifying Party to an Indemnified Party, the amount shall be reduced by all net insurance reimbursements actually credited to, or received by, the Indemnified Party relating to the underlying claim for indemnification.  In connection therewith, upon request, each Party shall seek a waiver of subrogation with respect to such reimbursements from its insurers.

12.9.
Subrogation Rights.  If any Indemnifying Party makes an indemnification payment hereunder (whether directly or pursuant to the Escrow Agreement,) that Party shall be subrogated to the rights and claims of the Indemnified Party against any third party that caused or contributed to the Damages for which such indemnification payment was made.  However, in the event that an Indemnified Party gives notice to the Indemnifying Party that the exercise by the Indemnifying Party of its rights of subrogation hereunder may materially interfere with an ongoing relationship that the Indemnified Party has with the third party involved, the Parties shall promptly negotiate in good faith an appropriate reduction of the indemnity payment required hereunder or the conditions under which the Indemnifying Party in exercising its subrogation rights might avoid adverse effects on such relationship.

12.10.
Recoupment from the Escrow.  Any indemnification payment or payments to which SCC is entitled under this Agreement other than the post-closing adjustments provided for in Subsection 2.3 and the payment referred to in Subsection 5.8, above, shall first be made to SCC pursuant to the terms of the Escrow Agreement so long as there remains any of the Escrow Amount available therefor.

12.11.	Other Indemnification Provisions.

12.11.1.
The indemnification provisions in this Section 12 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the transactions contemplated by this Agreement.

12.11.2.
Each Seller hereby agrees that it will not make any claim for indemnification against RHB LLC or RHB Inc. by reason of the fact that such Seller was a member, shareholder, manager, director, officer, employee or agent of either of them, or was serving at the request of either of them as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by SCC against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

13.
Termination.  Although it is contemplated that the signing of this Agreement and the Closing will occur simultaneously, in the event that this Agreement is signed, but for any reason the Closing does not then occur, the Parties may terminate this Agreement as provided below:

13.1.	The Parties may terminate this Agreement by written agreement signed by all of them at any time prior to the Closing.

13.2.	SCC may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing —

Purchase Agreement

13.2.1.
In the event either of the Sellers or Mr. Fisher has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SCC has notified the Sellers or Mr. Fisher of the breach, as the case may be, and the breach has continued without cure for a period of thirty days after the notice of breach; or

13.2.2.
If the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Subsection 4.1, above, unless the failure results primarily from SCC itself breaching any representation, warranty, or covenant contained in this Agreement.

13.3.	The Sellers may terminate this Agreement by giving written notice to SCC at any time prior to the Closing —

13.3.1.
In the event SCC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified SCC of the breach, and the breach has continued without cure for a period of thirty days after the notice of breach; or

13.3.2.
If the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Subsection 4.2, above, unless the failure results primarily from either Seller or Mr. Fisher breaching any representation, warranty, or covenant contained in this Agreement.

13.4.
Effect of Termination.  If any Party terminates this Agreement pursuant to this Section 13, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except for any Liability of any Party then in breach.

14.
Notices.  All notices, claims, demands or other communications required or permitted under this Agreement shall be in writing and shall be given to a Party (which for purposes of this Section 14 shall include Mr. Fisher) either (a) by hand delivery to such Party against a receipt therefor; or (b) by a nationally-recognized delivery service with instructions to provide next-business-day delivery and proof of delivery to such Party —

If to SCC at: 20810 Fernbush Lane Houston, Texas 77073 Attention: Joseph P. Harper, Sr., President	With a copy to: Roger M. Barzun, Esq. 60 Hubbard Street Concord, Massachusetts 01742
If to Mr. Buenting at: 4145 Lone Tree Lane Reno, NV 89511	With a copy to: Carl M. Hébert, Esq. 202 California Avenue Reno, Nevada 89509
If to FSG at: Fisher Industries 3020 Energy Drive Dickinson, ND 58602-1034 Attention: Thomas Fisher President	With a copy to: Tim Priebe, Esq. General Counsel Fisher Industries 3020 Energy Drive Dickinson, ND 58602-1034
If to Mr. Fisher at: 1302 West Drivers Way Tempe, Arizona 85284	With a copy to: Tim Priebe, Esq. General Counsel Fisher Industries 3020 Energy Drive Dickinson, ND 58602-1034

Purchase Agreement

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice, claim, demand or other communication.  Any notice shall be deemed delivered when received by the Party to which it is addressed, as evidenced by a receipt signed by such Party or its representative, or by the evidence of delivery furnished by the courier service.

15.	Nature of the Sellers' Obligations.

15.1.	The following liabilities or obligations of each Seller under the following provisions of this Agreement are individual and not joint and several:

15.1.1.	The agreements in Subsection 2.1, above, concerning the sale of RHB LLC members' interests and the outstanding shares of capital stock of RHB Inc. to SCC;

15.1.2.	The representations and warranties of each Seller in Section 8 and Section 9, above;

15.1.3.	The indemnity obligation in Subsection 6.1.2, above concerning the individual income tax liability of each Seller.

15.1.4.	The limit on the liability of each Seller under Subsection 12.5.2, above.

This means that the particular Seller making the representation, warranty, covenant or who is subject to such liability shall be solely responsible therefor to the extent provided in this Agreement.

15.2.
The remainder of the representations, warranties, and covenants of the Sellers in this Agreement are joint and several obligations of the Sellers.  This means that each Seller shall be responsible to the extent provided herein for the entirety of any Damages that SCC may suffer as a result of any breach thereof.

15.3.	Where this Agreement refers to the consent or other action of the Sellers, it shall mean both of the Sellers, unless the context clearly indicates otherwise.

16.	Other Terms and Conditions. For purposes of this Section 16, the terms Party and Parties include Mr. Fisher.

16.1.
Payments.  All payments to be made hereunder in the amount of one hundred thousand dollars or less shall be made by check.  All payments exceeding that amount shall be made by wire transfer of immediately available funds in accordance with instructions given in writing by the payee to the payor at least two business days before the payment is due.  Failure to timely give such instructions shall, without more, extend the due date of the payment in question to the second business day after such instructions are given.

16.2.
Public Announcements.  The Parties agree that SCC may in its sole discretion issue a press release and may file the same and/or any required reports with the Securities and Exchange Commission on or immediately after the execution of this Agreement (or at any time prior thereto if SCC's counsel shall advise SCC that it is advisable to do so under applicable securities laws) and if later, again on or immediately after the Closing Date.  SCC shall consult with the other Parties on the substance and timing of any press releases and reports.  The other Parties shall not themselves make any public announcement relating to the subject matter of this Agreement prior to SCC's first public announcement thereof without SCC's consent.

16.3.
No Third-Party Beneficiaries.  Except as provided in Section 12, above, this Agreement shall not confer any rights or remedies upon any Person (including any insurance company providing coverage to any of the Parties) other than the Parties, their respective successors and permitted assigns and to the extent provided for herein, RHB.

16.4.
Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties named herein and their heirs, administrators, executors, personal representatives, successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided however, that in the event of his permanent disability or death, the Put may be exercised by Mr. Buenting's personal representative as described in Subsection 2.6.5, above; and SCC (a) may assign any or all of its rights and interests hereunder to one or more of its Affiliates; (b) may collaterally assign any or all of its rights and interests under this Agreement to its institutional or bank lender or lenders, or to any agent representing its lenders from time to time; and (c) may designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases, SCC nonetheless shall remain responsible for the performance of all of its obligations hereunder.

Purchase Agreement

16.5.	Amendments. No amendment of any provision of this Agreement shall be valid unless it shall be in writing and signed by SCC and the Sellers.

16.6.
Waivers.  To be enforceable, the waiver of any term or condition hereof must be in writing and signed by the Party to be bound thereby.  Failure by a Party to insist upon strict compliance with any term, covenant or condition, or to exercise any right, contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times.

16.7.	Severability.

16.7.1.
In addition to the provisions of Subsection 5.5.5, above, each provision of this Agreement to the extent possible shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or part of a provision of this Agreement is finally declared to be invalid or incapable of being enforced by any tribunal of competent jurisdiction, it shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.

16.7.2.	In either case, the balance of any such provision or part of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, however —

(a)	No provision shall be severed if it is clearly apparent under the circumstances that a Party would not have entered into this Agreement without such provision; and

(b)	No such adjustment shall increase the cost of this Agreement to a Party or reduce any amount payable to a Party.

16.8.
Expenses.  Each of SCC and the Sellers will pay their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Each Seller represents and warrants that neither RHB LLC nor RHB Inc. has borne, and agrees that neither of RHB LLC or RHB Inc. will bear, any of the costs and expenses of the Sellers including any of their legal fees and expenses in connection with this Agreement or any of the transactions contemplated hereby.

16.9.	Construction.

16.9.1.
The Parties agree that they have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.9.2.	Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

16.9.3.
The words "hereof," "herein," "hereunder," "this Agreement" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and they refer to this Agreement as it exists at the time any issue arises with respect to it.  The words "include," "includes," "including" and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items.

Purchase Agreement

16.9.4.	References to the masculine, feminine or neuter gender shall be deemed to include all other genders.

16.9.5.	The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.9.6.
The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

16.10.
Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and subject to the provisions set forth in Subsection 16.11 and Subsection 16.12, below, and any other limitations contained herein, to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled at law or in equity.

16.11.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16.12.
Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of, or relating to, this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14, above, or by registered or certified mail, return receipt requested.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity in any court of competent jurisdiction.

16.13.
Entire Agreement.  This Agreement together with the exhibits and schedules identified in this Agreement, all of which are incorporated herein by this reference and made a part hereof, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

16.14.
Counterparts.  This Agreement and any amendment of this Agreement may be executed in any number of counterparts, each of which counterparts shall be enforceable against the Party executing such counterpart, and all of which together shall constitute but one and the same instrument.  This Agreement when signed by a Party may be delivered by telecopier or other facsimile transmission or via e-mail in portable document format as if such Party had executed and delivered an original manually signed counterpart.

[The following page is the signature page of this Agreement]

Purchase Agreement

IN WITNESS WHEREOF, Messrs. Buenting and Fisher have each executed this Agreement, and FSG and SCC has each caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

Sterling Construction Company, Inc.

By:	/s/ Patrick T. Manning	/s/ Richard H. Buenting
	Patrick T. Manning	Richard Buenting
Chairman & Chief Executive Officer

Fisher Sand & Gravel Co.

By:	/s/ Thomas Fisher
Thomas Fisher
President

/s/ Thomas Fisher
Thomas Fisher

The undersigned Road and Highway Builders,LLC hereby consents to the foregoing agreement:		The undersigned Road and Highway Builders Inc. hereby consents to the foregoing agreement:

Road and Highway Builders, LLC		Road and Highway Builders Inc.

By:	/s/ Richard H. Buenting	By:	/s/ Richard H. Buenting
	Richard H. Buenting, Member		Richard H. Buenting, Director and Stockholder

By:	/s/ Thomas Fisher	By:	/s/ Thomas Fisher
	Thomas Fisher, Member		Thomas Fisher, Director and Stockholder

_____________________

ATTACHMENTS
Exhibit A	Certain Definitions
Exhibit B	Escrow Agreement
Exhibit C	RHB LLC Revised Operating Agreement
Disclosure Schedule	Exceptions to Sellers' representations and warranties concerning RHB LLC and RHB Inc.

Purchase Agreement

EXHIBIT A

CERTAIN TERMS

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act or 1934, as amended.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Asbestos Liabilities" means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

"Basis" means any past or present fact, situation, circumstance, or transaction that forms or could form the basis for any specified consequence.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the businesses and affairs of a Party or its affiliates that is not already generally available to the public.

"Controlled Group" has the meaning set forth in Code §1563.

"Damages" means any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, amounts paid in settlement, suits, proceedings, costs, disbursements or expenses, including reasonable attorneys’ fees and experts’ fees and disbursements, of any kind or of any nature whatsoever, whether based on common law, statute or contract; fixed or contingent; known or unknown; suffered or incurred.

"Employee Benefit Plan" means any "employee benefit plan" as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

""Environmental, Health, and Safety Requirements" shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity that is treated as a single employer with RHB for purposes of Code §414.

"Escrow Agreement" means the escrow agreement entered into concurrently with this Agreement and attached as Exhibit A.

"Fiduciary" has the meaning set forth in ERISA §3(21).

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Governmental Authority" means any federal, state, local, domestic or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental entity or instrumentality.

"Intellectual Property" means all of the following in any jurisdiction: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all computer software (including source code, executable code, data, databases, and related documentation;) (f) all advertising and promotional materials; and (g) all other proprietary rights.

"Knowledge" means actual knowledge after reasonable investigation.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by RHB.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which RHB holds any leased real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of RHB thereunder.

"Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable; (b) purchase money liens and liens securing rental payments under capital lease arrangements; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business of RHB, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

"Ordinary Course of Business" means the ordinary course of RHB's business consistent with past custom and practice including with respect to quantity and frequency.

"Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto including air, oil, gas, mineral, and water rights, owned by RHB LLC or RHB Inc.

Exhibit A to Purchase Agreement

"Permitted Encumbrances" means with respect to each parcel of real property owned or leased by RHB —

(a)	real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such real property that are —

(i)	not due and payable as of the Closing Date; or

(ii)	being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;

(b)	mechanics' liens and similar liens for labor, materials, or supplies provided with respect to such real property incurred in the Ordinary Course of Business for amounts that are —

(i)	not due and payable as of the Closing Date or

(ii)	being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(c)
zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of RHB's business as currently conducted thereon; and

(d)
easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such real property that do not or would not impair the use or occupancy of such real property in the operation of RHB's business as currently conducted thereon.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prohibited Transaction" has the meaning set forth in ERISA §406 and Code §4975.

"Securities Act" means the Securities Act of 1933, as amended.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means with respect to any Tax, the Government Authority or political subdivision thereof that imposes such Tax and the agent, if any, charged with the collection of such Tax for such Government Authority or subdivision

_______________

Exhibit A to Purchase Agreement